Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X of the Exchange Act. The unaudited pro forma condensed combined financial information present the pro forma effects of (i) the Merger (as defined below), (ii) the other transactions contemplated by the Merger Agreement (as defined below), (iii) the issuance of a special grant of equity awards by Uniti (as defined below) in connection with the Merger Agreement (as described in the Special Equity Grants section below), (iv) the issuance of $300.0 million senior secured notes by Uniti and Uniti’s draw of $318.0 million on its revolving credit facility (as described in the Financing section below), and (v) the Windstream Refinancing Transactions (as described in the Windstream Refinancing Transactions section below) (collectively, the “Transactions”).

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the unaudited historical condensed consolidated balance sheet of Uniti and the unaudited historical condensed consolidated balance sheet of Windstream (as defined below) on a pro forma basis as if the Transactions had been consummated on June 30, 2025.

The unaudited pro forma condensed combined statement of income for the six months ended June 30, 2025, and the audited historical consolidated statement of income for the year ended December 31, 2024 give effect to the Transactions as if they had been consummated on January 1, 2024, the first day of Uniti’s fiscal year 2024, and combines the unaudited historical condensed consolidated statements of income of Uniti and Windstream for the six months ended June 30, 2025, and for the year ended December 31, 2024.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Uniti management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•	The unaudited historical condensed consolidated financial statements of Uniti as of and for the six months ended June 30, 2025, and the related notes set forth in the Quarterly Report on the Form 10-Q filed with the Securities Exchange Commission (the “SEC”) on July 31, 2025;

•	The audited historical consolidated financial statements of Uniti as of and for the year ended December 31, 2024, and the related notes set forth in the Annual Report on the Form 10-K filed with the Securities Exchange Commission (the “SEC”) on February 21, 2025;

•	The unaudited historical condensed consolidated financial statements of Windstream as of and for the six months ended June 30, 2025, and the related notes, filed by New Uniti (as defined below) as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on July 31, 2025;

•	The audited historical consolidated financial statements of Windstream for the year ended December 31, 2024 and the related notes, filed by New Uniti as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on March 4, 2025;

•	Uniti’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” set forth in the Quarterly Report on the Form 10-Q filed with the SEC on July 31, 2025 and the Annual Report on the Form 10-K filed with the SEC on February 21, 2025; and

•	Windstream’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for the six months ended June 30, 2025 filed by New Uniti as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on July 31, 2025, and for the year ended December 31, 2024 filed by New Uniti as Exhibit 99.2 to the Current Report on Form 8-K filed with the SEC on March 4, 2025.

Description of the Merger

On August 1, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti Group LLC, a Delaware corporation (f/k/a Uniti Group Inc. and recently converted from a Maryland corporation) (“Uniti”), New Windstream, LLC, a Delaware limited liability company (“Windstream”) (as successor to Windstream Holdings II, LLC, a Delaware limited liability company), New Uniti HoldCo LP, a Delaware limited partnership and New Windstream Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Windstream (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (the “Merger Agreement”), Uniti and Windstream completed the previously announced merger by consummating the following transactions: (a) Windstream merged with and into Uniti Group Inc., a Delaware corporation (f/k/a Windstream Parent, Inc.) and, at such time, a direct wholly owned subsidiary of Windstream (“New Uniti”), with New Uniti surviving the merger as the ultimate parent company of the combined company (the “Internal Reorg Merger”), and (b) Merger Sub merged with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Uniti’s common stock, par value $0.0001 per share (the “Uniti Common Stock”) issued and outstanding immediately prior to the Effective Time was cancelled and retired and converted into the right to receive 0.6029 shares of New Uniti Common Stock. Without giving effect to the conversion of any outstanding convertible securities or New Uniti Warrants, following the consummation of the Merger (the “Closing”), pre-Closing Uniti stockholders hold approximately 62% of the outstanding shares of New Uniti Common Stock. Cash in lieu of fractional shares of New Uniti Common Stock was calculated by multiplying the closing sale price of a share of New Uniti Common Stock on Nasdaq on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of New Uniti Common Stock to which a holder would otherwise have been entitled, without interest and subject to any withholding of taxes. The Exchange Ratio, as defined in the Merger Agreement, was calculated to be 0.6029 as of the Closing, August 1, 2025.

In connection with the Internal Reorg Merger (as defined in the Merger Agreement), prior to the Effective Time, Windstream’s pre-Closing equityholders received (i) a number of shares of New Uniti’s common stock (the “New Uniti Common Stock”) representing approximately 35.42% of the outstanding shares of New Uniti Common Stock, (ii) shares of preferred stock of New Uniti having an aggregate initial liquidation preference of $575,000,000 (the “New Uniti Preferred Stock”) and (iii) warrants of New Uniti representing approximately 6.9% of the outstanding New Uniti Common Stock immediately following the Closing on a fully diluted basis after giving effect to such warrants (the “New Uniti Warrants”). Following the Effective Time, Windstream’s pre-Closing equityholders also received $370,659,503 in cash from Uniti (the “Closing Cash Payment”).

As a result of the pre-Closing Windstream reorganization as well as the Merger, all surviving Windstream equityholders had their historical Windstream equity exchanged for New Uniti Common Stock, New Uniti Preferred Stock, and New Uniti Warrants. In addition, and as a result of the Merger, all historical Uniti stockholders had each outstanding shares of Uniti Common Stock exchanged for New Uniti Common Stock in accordance with the Exchange Ratio. Each outstanding share of Uniti Common Stock at the Effective Time was converted into approximately 0.6029 shares of New Uniti Common Stock in accordance with the Exchange Ratio, resulting in a reverse stock split to Uniti shareholders. Refer to Note 11 for discussion on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

Special Equity Grants

On May 16, 2024, the Compensation Committee (the “Committee”) of the Uniti Board of Directors approved a special grant of Uniti PSU Awards (the “Special PSU Awards”) and Uniti Restricted Stock Awards (the “Special Restricted Stock Awards”) to certain Uniti executive officers and employees (the “Special Equity Grants”). The Special Restricted Stock Awards will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the Closing, respectively. The Special PSU Awards will vest between 0% and 200% of the target amount based on performance over the three-year period following the Closing. These special grants are designed to create additional incentives that extend beyond the stockholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after the Closing.

Financing

On May 17, 2024, certain subsidiaries of Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028, and Uniti used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility (as defined below). Uniti used the liquidity from the offering to fund a portion of the Closing Cash Payment in connection with the Merger.

On July 29, 2025, Uniti drew $318.0 million under its revolving credit facility that will mature on September 24, 2027 (“Revolving Credit Facility”) to fund the remaining portion of the Closing Cash Payment. See Uniti’s historical financial statements and the related notes for additional information on the Revolving Credit Facility.

Windstream Refinancing Transactions

On October 4, 2024, Windstream Services, LLC (“Services”) and Windstream Escrow Finance Corp. (collectively, the “Co-Issuers”) issued $800 million aggregate principal amount of 8.250% senior first lien notes due 2031 (the “Initial Windstream 2031 Notes”). The Initial Windstream 2031 Notes were issued at par. Concurrent with the issuance of the Initial Windstream 2031 Notes, Services incurred $500 million incremental term loan borrowings due 2031 (the “Windstream 2024 Term Loan”). The Windstream 2024 Term Loan bears interest based on a floating rate plus a margin (which, at Windstream’s election, may be the Base Rate plus 3.75% or the Adjusted Term SOFR Rate plus 4.75% (each as defined in Windstream’s credit agreement, provided that the Adjusted Term SOFR Rate “floor” shall be 0%)) and will mature on October 1, 2031.

Windstream used the net proceeds from the issuance of the Initial Windstream 2031 Notes and the Windstream 2024 Term Loan to fully repay the outstanding term loans incurred under Windstream’s credit agreement (the “Existing Windstream Term Loans”) and to pay related premiums, fees and expenses. The remaining proceeds will be used for general corporate purposes, which included investments in Windstream’s network and other capital expenditures, such as expansion and acceleration of its Kinetic fiber-to-the-home buildout.

On December 23, 2024, the Co-Issuers issued an additional $1,400 million aggregate principal amount of 8.250% senior first lien notes due 2031 (the “Additional Windstream 2031 Notes”), which form a single class of debt securities with, and are fungible with, the Initial Windstream 2031 Notes. The Additional Windstream 2031 Notes will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date. The net proceeds from the issuance of the Additional Windstream 2031 Notes were used to fund the redemption in full of the Co-Issuers’ 7.750% senior first lien notes due 2028 (the “Windstream 2028 Notes”) and to pay any related premiums, fees and expenses. For more information on the Windstream Refinancing Transactions, see the Debt footnote in Windstream’s audited consolidated financial statements as of and for the year ended December 31, 2024.

Accounting Treatment

The Merger is accounted for as a reverse merger using the acquisition method of accounting, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805 (“ASC 805”), with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:

•	Uniti’s existing stockholders hold the majority (approximately 62%) voting interest in New Uniti immediately following the consummation of the Merger;

•	Uniti’s existing five-member board of directors were appointed and comprise the majority of the nine-member New Uniti Board;

•	New Uniti’s senior management is led by Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President – General Counsel and Secretary, Executive Vice President – Chief Technology Officer and Senior Vice President and Chief Revenue Officer);

•	Uniti is the entity that transferred cash to effectuate the Merger; and

•	Following the consummation of the Merger, New Uniti was renamed Uniti Group Inc. and is trading under the Nasdaq ticker “UNIT.”

The guidance in ASC 805 identifies the relevant indicators that must be evaluated to determine the accounting acquirer. As indicated in ASC 805-10-55-12(a) the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. As a result of the Merger, Uniti shareholders hold the majority of the voting interest in New Uniti. Further, the Company assessed the existence of large minority voting interests in consideration of ASC 805-10-55-12(b) and evaluated the impact of common ownership between Uniti and Windstream immediately prior to the Closing. The Company identified Elliott, who owns 58.70% and 4.16% of Windstream and Uniti, respectively and PIMCO, who owns 24.42% and 2.37% of Windstream and Uniti, respectively. Elliott has the largest minority voting interest in New Uniti immediately following the Merger; however, excluding Elliott's and PIMCO's ownership interest in Uniti, the remaining Uniti shareholders still maintain greater than 50% of the ownership of the combined company. Management also considered composition of the New Uniti Board. Pursuant to Section 3.1(a) of Article III of the Elliott Stockholder Agreement, Elliott exercised their right to select two of the nine members of the New Uniti Board. Two additional board members were jointly selected by Uniti and Elliott. As described above, Uniti’s existing five-member board of directors comprises the majority of the nine-person board and, as indicated in ASC 805-10-55-12(c), the acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority the governing body. In addition, the composition of the New Uniti Board is not subject to change within a short period of time after the Closing. Furthermore, the standstill restrictions described in Section 4.1(a)(i) of the Elliott Stockholder Agreement restrict Elliott Stockholders from acquiring additional shares of New Uniti Common Stock until 30 days following the date Elliott loses its right to select a director or ceases to have a director on the New Uniti Board. Aside from as described above, common ownership did not influence any other factors assessed in the accounting acquirer analysis. Based on the Company's assessment of all relevant factors, Uniti was determined to be the accounting acquirer.

ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire Windstream is allocated to the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed is recorded as goodwill. The net assets of Uniti continue to be recognized at historical cost. Because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements reflect the historical activity of Uniti.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

(In thousands)

	As of June 30, 2025	As of June 30, 2025									As of June 30, 2025
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical, as Adjusted) (Note 4)	Accounting Policy and Reclassification Adjustments (Note 6)		Merger Transaction Accounting Adjustments (Note 2 & 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)		Financing Adjustments (Note 10)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$240,727	$163,411	$-		$(370,660)	2B	$-		$318,000	10A	$351,417
					(61)	7C
Restricted cash	57,866	5,354	-		-		-		-		63,220
Accounts receivable, net	40,677	343,294	-		-		(4,378)		-		379,593
Inventories	-	130,951	-		-		-		-		130,951
Prepaid expenses	19,033	145,282	-		(52,705)	2G	-		-		111,610
Current portion of straight-line revenue receivable	13,469		-		-		-		-		13,469
Other current assets	4,848	128,179	-		-		(13,458)		-		119,569
Total current assets	376,620	916,471	-		(423,426)		(17,836)		318,000		1,169,829
Property, plant and equipment, net	4,366,790	3,356,499	-		(16,795)	2C	-		-		7,706,494
Intangible assets, net	260,563	237,072	-		910,828	2D	-		-		1,408,463
Goodwill	157,380	-	-		642,100	2H	485,003	2H	-		1,284,483
Operating lease right-of-use assets, net	127,938	293,533	-		1,020	2F	(25,525)		-		396,966
Straight-line revenue receivable	101,140		-		-		-		-		101,140
Other assets, net	16,515	94,244	-		(2,763)	2E	(88,586)		-		(25,171)
					(44,581)	2G
Deferred income tax assets, net	136,585	-	-		(297,252)	7F	-		-		-
					160,667	7E
Total Assets	$5,543,531	$4,897,819	$-		$929,798		$353,056		$318,000		$12,042,204
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$10,385	$137,879	$-		$46,755	7B	$(2,251)		$-		$233,025
					40,257	2A
Accrued taxes payable	11,462	49,747	-		9,636	7D	-		-		70,845
Advance payments	-	131,889	(131,889)	6A	-		-		-		-
Accrued interest payable	133,226	45,568	-		-		-		-		178,794
Operating lease liabilities, current	11,387	91,762	-		-		(366)		-		102,783
Deferred revenue, current	83,879	-	131,889	6A	-		(58,860)		-		156,908
Other current liabilities	67,856	298,527	-		19,789	2K	(25,822)		-		360,350
Total current liabilities	318,195	755,372	-		116,437		(87,299)		-		1,102,705
Deferred revenue, non-current	1,346,843	-	87,059	6A			(1,048,475)		-		385,427
Deferred income taxes	-	157,363	-		142,743	2I	-		-		2,854
					(297,252)	7F
Operating lease liabilities, non-current	71,214	205,472	-		-		(10,825)		-		265,861
Notes and other debt, net	6,064,751	2,673,410	-		134,958	2E	-		318,000	10A	9,191,119
Other liabilities	186,516	328,093	(87,059)	6A	-		(134,200)		-		293,350
Total Liabilities	7,987,519	4,119,710	-		96,886		(1,280,799)		318,000		11,241,316
Shareholders’ Deficit:
Preferred stock	-	-	-		-		-		-		-
Common stock	24	-	-		9	2B	-		-		23
					(10)	7C
Windstream common units	-	1,464,318	-		(1,464,318)	2J	-		-		-
Additional paid-in capital	1,241,569	6,828	-		-		-		-		2,748,315
					1,506,797	2B
					(6,828)	2J
					(51)	7C
Accumulated other comprehensive income/(loss)	(167)	6,676	-		(6,676)	2J	-		-		(167)
Accumulated deficit	(3,685,664)	(699,713)	-		250	7A	1,633,855		-		(1,947,283)
					(46,755)	7B
					(40,257)	2A
					739,970	2J
					160,667	7E
					(9,636)	7D
Total shareholders’ deficit	(2,444,238)	778,109	-		833,162		1,633,855		-		800,888
Noncontrolling interests:
Operating partnership units	-	-	-		-		-		-		-
Cumulative non-voting convertible preferred stock	250	-	-		(250)	7A	-		-		-
Total Shareholders’ Deficit	(2,443,988)	778,109	-		832,912		1,633,855		-		800,888
Total Liabilities and Shareholders’ Deficit	$5,543,531	$4,897,819	$-		$929,798		$353,056		$318,000		$12,042,204

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2025

(In thousands, except per share data)

	For the six months ended June 30, 2025		For the six months ended June 30, 2025									For the six months ended June 30, 2025
	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)	Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)		Merger Transaction Accounting Adjustments (Note 7)		Financing Adjustments (Note 10)		Pro Forma Combined
Revenues
Service and other revenues	$586,617		$1,731,388	$-	$1,731,388	$(414,095)	9A	$-		$-		$1,900,946
						(2,964)	9F
Sales revenues	8,024		26,704	-	26,704			-		-		34,728
Total revenue	594,641		1,758,092	-	1,758,092	(417,059)		-		-		1,935,674
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	62,312		1,079,053	-	1,079,053	(3,271)	9B	(44)	7FF	-		772,743
						(355,829)	9G	(9,478)	7GG
Cost of sales	4,834		26,321	-	26,321	-		-		-		31,155
General and administrative expense	56,147		295,775	-	295,775	-		(25,293)	7GG	-		329,593
								2,964	7HH
Depreciation and amortization	159,346		369,932	-	369,932	-		(153,030)	7CC	-		452,783
								76,535	7DD
Transaction related and other costs	21,309		8,466	-	8,466	-		-		-		29,775
Net (gain) loss on asset retirement and dispositions	-		(25,148)	-	(25,148)	-		-		-		(25,148)
Net (gain) loss on sale of operating assets	-		(27,019)	-	(27,019)	-		-		-		(27,019)
Total operating expenses	303,948		1,727,380	-	1,727,380	(359,100)		(108,346)		-		1,563,882
Operating (loss) income	290,693		30,712	-	30,712	(57,959)		108,346		-		371,792
Interest expense, net	(258,313)		(116,383)	-	(116,383)	1,440	9C	(6,991)	7EE	(12,409)	10AA	(391,010)
						1,646	9H
Loss on extinguishment of debt	(40,458)		-	-	-	-		-		-		(40,458)
Other (expense) income, net	(1,127)		8,709	-	8,709	-		-		-		7,582
(Loss) income before income taxes	(9,205)		(76,962)	-	(76,962)	(54,873)		101,355		(12,409)		(52,094)
Income tax (benefit) expense	(10,696)		(3,526)	-	(3,526)	(102,346)	9E	25,339	7KK	(3,102)	7KK	1,685
						88,628	9I	7,388	7LL
Net (loss) income	1,491		(73,436)	-	(73,436)	(41,155)		68,628		(9,307)		(53,779)
Net (loss) income attributable to noncontrolling interests	-		-	-	-	-		-		-		-
Net (loss) income attributable to shareholders	1,491		(73,436)	-	(73,436)	(41,155)		68,628		(9,307)		(53,779)
Participating securities’ share in earnings	(335)		-	-	-	-		2,089	7II	-		1,754
Dividends declared on convertible preferred stock	(10)		-	-	-	-		10	7AA	-		-
Dividends accumulated on New Uniti preferred stock	-		-	-	-	-		(32,714)	7JJ	-		(32,714)
Net (loss) income attributable to common shares	$1,146		$(73,436)	$-	$(73,436)	$(41,155)		$38,013		$(9,307)		$(84,739)
Earnings per common share
Basic	$0.00
Diluted	$0.00
Weighted-average number of common shares outstanding
Basic	238,318
Diluted	238,318
Pro forma (loss) earnings per common share
Basic	$0.01	11A										$(0.34)	11B
Diluted	$0.01	11A										$(0.34)	11B
Pro forma weighted-average number of common shares outstanding
Basic	143,682	11A										252,645	11B
Diluted	143,682	11A										252,645	11B

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2024

(In thousands, except per share data)

	For the year ended December 31, 2024		For the year ended December 31, 2024												For the year ended December 31, 2024
	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)		Merger Transaction Accounting Adjustments (Note 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)		Financing Adjustments (Note 10)		Pro Forma Combined
Revenues
Service and other revenues	$1,156,571		$3,661,413	$-		$3,661,413	$(817,951)	9AA	$-		$-		$-		$3,992,822
							(7,211)	9FF
Sales revenues	10,356		56,940	-		56,940	-		-		-		-		67,296
Total revenue	1,166,927		3,718,353	-		3,718,353	(825,162)		-		-		-		4,060,118
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	131,481		2,308,529	-		2,308,529	(8,784)	9BB	(89)	7FF	-		-		1,715,631
							(696,893)	9GG	(18,613)	7GG
Cost of sales	8,896		43,456	-		43,456	-		-		-		-		52,352
General and administrative expense	105,019		653,513	-		653,513	-		46,755	7BB	-		-		758,271
									(60,604)	7GG
									13,588	7HH
Depreciation and amortization	314,810		801,679	-		801,679	-		(342,013)	7CC			-		902,211
									127,735	7DD
Transaction related and other costs	38,734		26,519	-		26,519	-		-		-		-		65,253
Net (gain) loss on asset retirement and dispositions	-		(24,959)	-		(24,959)	41,603	9II	-		-		-		16,644
Net (gain) loss on sale of operating assets	(18,953)		(128,969)	-		(128,969)	-		-		-		-		(147,922)
Total operating expenses	579,987		3,679,768	-		3,679,768	(664,074)		(233,241)		-		-		3,362,440
Operating (loss) income	586,940		38,585	-		38,585	(161,088)		233,241		-		-		697,678
Interest expense, net	(511,364)		(239,576)	29,830	5AA	(209,746)	6,224	9CC	(13,983)	7EE	-		(11,886)	10BB	(757,909)
							3,320	9HH					(20,474)	10AA
Loss on early extinguishment of debt	-		(18,531)	-		(18,531)	-		-		-		-		(18,531)
Other (expense) income, net	301		(11,569)	-		(11,569)	-		-		1,633,855		-		1,622,587
(Loss) income before income taxes	75,877		(231,091)	29,830		(201,261)	(151,544)		219,258		1,633,855		(32,360)		1,543,825
Income tax (benefit) expense	(17,555)		(19,896)	7,458	7KK	(12,438)	(200,736)	9EE	54,813	7KK	408,464	7KK	(8,091)	7KK	(135,408)
				-			162,850	9JJ	(362,048)	7LL
									(160,667)	7MM
Net (loss) income	93,432		(211,195)	22,372		(188,823)	(113,658)		687,160		1,225,391		(24,269)		1,679,233
Net (loss) income attributable to noncontrolling interests	26		-	-		-	-		(26)	7AA	-		-		-
Net (loss) income attributable to shareholders	93,406		(211,195)	22,372		(188,823)	(113,658)		687,186		1,225,391		(24,269)		1,679,233
Participating securities’ share in earnings	(2,080)		-	-		-	-		(29,899)	7II			-		(31,979)
Dividends declared on convertible preferred stock	(20)		-	-		-	-		20	7AA			-		-
Dividends accumulated on New Uniti preferred stock	-		-	-		-	-		(61,540)	7JJ			-		(61,540)
Net (loss) income attributable to common shares	$91,306		$(211,195)	$22,372		$(188,823)	$(113,658)		$595,767		$1,225,391		$(24,269)		$1,585,714
Earnings per common share
Basic	$0.38
Diluted	$0.38
Weighted-average number of common shares outstanding
Basic	237,306
Diluted	237,306
Pro forma earnings per common share
Basic	$0.64	11A													$6.32	11B
Diluted	$0.64	11A													$4.77	11B
Pro forma weighted-average number of common shares outstanding
Basic	143,072	11A													251,088	11B
Diluted	143,072	11A													350,681	11B

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 assumes the Transactions were completed on June 30, 2025. The unaudited pro forma condensed combined statements of income presented for the six months ended June 30, 2025 and the year ended December 31, 2024 assume the Transactions were completed on January 1, 2024.

As described above, unaudited pro forma condensed combined financial information has been prepared with the Merger being accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC 805 with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Under the acquisition method of accounting, the purchase consideration is allocated to Windstream’s assets acquired and liabilities assumed based on their estimated fair values at Closing. Any differences between the estimated fair value of the assets acquired and liabilities assumed is recorded to goodwill.

The process of valuing the assets and liabilities of Windstream immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Additionally, under the acquisition method of accounting, the acquirer is required to recognize the consideration transferred at fair value. Refer to Note 2 for further information on the determination of consideration transferred. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which could be material. New Uniti will finalize the accounting for the Merger as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from Closing.

Both Uniti and Windstream’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. The historical financial information of Uniti has been reclassified, as further discussed in Note 3, to align with the anticipated presentation of New Uniti. Further, the historical financial information of Windstream has been adjusted to conform to the presentation of New Uniti, as further discussed in Note 6.

Prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the asset purchase agreement, pursuant to which Uniti paid Windstream in exchange for exclusive rights to use certain fiber strand miles leased by Windstream, certain fiber assets (and underlying rights) owned by Windstream, dark fiber indefeasible rights of use (“IRUs”) relating to the fiber strand miles and fiber assets, and a 20-year IRU for certain strands included in the transferred fiber assets that Uniti granted to Windstream (the “Asset Purchase Agreement”), (iii) the settlement agreement, pursuant to which Uniti is obligated to make periodic payments to Windstream related to the litigation settlement between Uniti and Windstream that was implemented in connection with Windstream’s emergence from bankruptcy (the “2020 Settlement Agreement”), and (iv) various other leasing and supplier arrangements between Uniti and Windstream. See Uniti and Windstream’s historical financial statements and the related notes for additional information on the background of the pre-existing relationships between Uniti and Windstream. Upon the consummation of the Transactions, all historical pre-existing relationships between Uniti and Windstream are considered effectively settled for accounting purposes and the related transactions and balances became intercompany transactions under New Uniti. As such, in accordance with the guidance in ASC 805, all significant intercompany transactions and balances have been eliminated in the unaudited pro forma condensed combined financial information. Refer to Note 4 for adjustments made to Windstream’s historical balance sheet to eliminate balances related to pre-existing relationships. Refer to Note 8 for discussion on the impact of the settlement of pre-existing relationships and related pro forma adjustments made to Uniti’s historical financial statements. Refer to Note 9 for the adjustments made to Uniti’s and Windstream’s historical statements of income to reflect the elimination of intercompany transactions.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Uniti believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Uniti’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Uniti. They should be read in conjunction with the historical financial statements and notes thereto of Uniti and Windstream. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.

Following the Merger, New Uniti ceased to be a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Merger is expected to be a taxable transaction to Uniti’s stockholders. Uniti has received a favorable private letter ruling from the Internal Revenue Service (“IRS”) regarding certain U.S. federal income tax consequences of Uniti’s post-closing restructuring defined in the Merger Agreement (“Uniti Post-Closing Restructuring”), which resulted in a step-up in the tax basis of certain of the Company’s assets following the closing of the Merger. The unaudited pro forma condensed combined financial information have been prepared to reflect the estimated tax impact of the Uniti Post-Closing Restructuring. Refer to Note 7E and Note 7MM for adjustments made to reflect the related tax impact on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of income, respectively.

On July 4, 2025, H.R.1, also known as the One Big Beautiful Bill Act, was signed into law in the U.S. and contains a broad range of tax reform provisions affecting businesses. The Company is still evaluating the full effects of the legislation on its estimated annual effective tax rate and cash tax position, as such the unaudited pro forma condensed combined financial information does not reflect the impact of the H.R.1. Any changes required to its financial statements as a result of H.R.1., will be reflected on the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2025.

Following the Closing, New Uniti consummated the Post-Closing Reorganization, which combined Windstream’s and Uniti’s debt into a single silo capital structure with a common parent entity. However, the Company has determined that this event did not have a material accounting impact on the unaudited pro forma condensed combined financial information.

Note 2. Purchase Consideration and Preliminary Purchase Price Allocation of the Merger

Purchase consideration

The merger consideration of $2,362.5 million is calculated based on the fair value of the consideration transferred, which includes the fair value of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants issued, the cash consideration, and the effective settlement of pre-existing relationships. The calculation of the merger consideration is as follows:

Amount
(in thousands)
Fair value of New Uniti Common Stock issued (i)	$733,684
Fair value of New Uniti Preferred Stock issued (ii)	630,373
Fair value of New Uniti Warrants issued (iii)	142,750
Cash consideration (iv)	370,660
Settlement of pre-existing relationships (v)	485,003
Total merger consideration	$2,362,469

(i)	Represents the fair value of approximately 90.1 million shares of New Uniti Common Stock issued to Windstream equityholders. The number of shares of New Uniti Common Stock issued to Windstream equityholders is equal to the number of New Windstream LLC equity units outstanding immediately prior to Closing. As this Merger is accounted for as a reverse acquisition, the fair value of the common stock transferred is measured based upon: (a) the fair value per share of New Uniti Common Stock, which is based on the Uniti Common Stock price as of August 1, 2025, and (b) the number of shares of New Uniti Common Stock issued to Windstream equityholders, as follows:

New Uniti Common Stock price at August 1, 2025	$8.14
Shares of New Uniti Common Stock issued to Windstream equityholders	90,133,152
Fair value of New Uniti Common Stock issued in consideration	$733,683,857

(ii)	Represents the fair value of approximately 0.6 million shares of New Uniti Preferred Stock issued to Windstream equityholders. The value of the Preferred Stock was determined using a Black-Derman-Toy lattice model to account for the features of the New Uniti Preferred Stock, as well as the risk associated with the New Uniti Preferred Stock, which are captured through the risk free rate term structure and the credit risk adjusted spread.

(iii)	Represents the fair value of approximately 17.6 million New Uniti Warrants issued to Windstream equityholders. The calculated intrinsic value using the market price of New Uniti Common Stock as of August 1, 2025 was considered as a reasonable proxy of the value of the New Uniti Warrants.

(iv)	Represents the total cash consideration of $370.7 million paid.

(v)	Represents the amounts related to the effective settlement of pre-existing relationships as of June 30, 2025 between Uniti and Windstream, which are not part of the merger consideration transferred for Windstream as the effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. Refer to Note 8 for further details on the pre-existing relationships and the amounts that are being settled.

Preliminary purchase price allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Windstream are recorded at their fair value and added to those of Uniti. The pro forma adjustments are based on estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.

The following table sets forth a preliminary allocation of the purchase consideration of the identifiable tangible and intangible assets acquired and liabilities assumed of Windstream, adjusted for reclassification alignments to that of Uniti’s historical financial information, as discussed further in Note 6, and for elimination adjustments related to pre-existing relationship balances with Uniti, as discussed further in Note 4, with the excess recorded as goodwill:

in thousands	Windstream (Historical, as adjusted)	Fair Value Adjustment		Windstream Net Assets at Fair Value
Cash and cash equivalents	$163,411	$-		$163,411
Restricted cash and cash equivalents	5,354	-		5,354
Accounts receivable	343,294	-		343,294
Inventories	130,951	-		130,951
Prepaid expenses	145,282	(52,705)	2G	92,577
Other current assets	128,179	-		128,179
Property, plant and equipment	3,356,499	(16,795)	2C	3,339,704
Intangible assets	237,072	910,828	2D	1,147,900
Operating lease right-of-use assets	293,533	1,020	2F	294,553
Other assets	94,244	(2,763)	2E	46,900
		(44,581)	2G
Total assets	$4,897,819	$795,004		$5,692,823
Accounts payable	$137,879	$40,257	2A	$178,136
Accrued taxes	49,747	-		49,747
Advance payments	131,889	-		131,889
Accrued interest payable	45,568	-		45,568
Current portion of operating lease liabilities	91,762	-		91,762
Other current liabilities	298,527	19,789	2K	318,316
Deferred income taxes	157,363	142,743	2I	300,106
Operating lease liabilities	205,472	-		205,472
Notes and other debt	2,673,410	134,958	2E	2,808,368
Other liabilities	328,093	-		328,093
Total liabilities	$4,119,710	$337,747		$4,457,457
Net assets acquired (a)	$778,109	$457,257		$1,235,366
Purchase consideration (b)				$2,362,469	2B
Estimated goodwill (b) – (a)				$1,127,103	2H

Purchase consideration noted in the table above was calculated based on New Uniti Common Stock using a stock price of $8.14, the closing price as of August 1, 2025. At this stock price, the allocation of total purchase consideration results in goodwill of $1,127.1million, as detailed in the table above.

Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually or more frequently if indicators of impairment exist. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation of the Merger is based on Windstream’s net assets acquired as of the Closing Date (as defined in the Merger Agreement). The purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Therefore, the actual allocations may differ from the pro forma adjustments presented.

Purchase Price Allocation Adjustments

A.	Represents an adjustment to record Windstream’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

B.	Represents the total merger consideration of $2,362.5 million, consisting of (i) issuance of approximately 90.1 million shares of New Uniti Common Stock with a fair value of $733.7 million, (ii) issuance of approximately 0.6 million shares of New Uniti Preferred Stock with a fair value of $630.4 million, (iii) issuance of approximately 17.6 million New Uniti Warrants with a fair value of $142.8 million, and (iv) cash consideration of $370.7 million. The New Uniti Preferred Stock and New Uniti Warrants have been recognized as equity instruments upon consummation of the Transactions.

The adjustments related to the estimated total merger consideration include the following:

(in thousands)
Fair value of New Uniti Common Stock issued
Common stock	$9
Additional paid-in capital (2)	733,675
Fair value of New Uniti Preferred Stock issued
Preferred stock	-
Additional paid-in capital (2)	630,372
Fair value of New Uniti Warrants issued
Additional paid-in capital (2)	142,750
Cash consideration
Cash	(370,660)
Settlement of pre-existing relationships (1)	485,003

(1)	The effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. For the purposes of preparing the pro forma financial information, it is assumed that the corresponding impact of the effective settlement of pre-existing relationships is reflected in goodwill. Refer to Note 8 for further details.

(2)	The net adjustment to Additional paid-in capital is $1,506.8 million.

C.	Represents the fair value adjustment of $16.8 million to Windstream’s property, plant, and equipment in connection with the application of the acquisition method of accounting.

Preliminary property, plant and equipment assumed consists of the following:

Property, plant and equipment	Approximate Fair Value (in thousands)	Estimated Useful Lives
Land	$33,634	Indefinite
Buildings and improvements	133,377	2 - 20 years
Central office equipment	1,063,148	5 years
Outside communications plant	1,363,710	1 - 22 years
Furniture, vehicles and other equipment	403,671	3 - 12 years
Construction in progress	342,164	N/A
Total property, plant and equipment	$3,339,704

In determining the estimated fair value of the tangible assets, the cost approach was used, which considers cost to a market participant buyer to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence, including any functional, technological, and economic obsolescence if any. The analysis was based on the fixed asset subledger, network construction builds or proposals, financial data and supplementary descriptive data provided by Windstream.

D.	Represents the fair value adjustment of $910.8 million to Windstream’s intangible assets in connection with the application of the acquisition method of accounting.

Preliminary identifiable intangibles assumed consist of the following:

Intangible assets	Approximate Fair Value (in thousands)	Estimated Useful Lives
FCC Spectrum licenses	$78,900	Indefinite
Right of way	38,400	10 years
IPv4 addresses	165,600	15 - 20 years
Customer relationships	750,000	3 - 7 years
Trade names	115,000	14 - 17 years
Total intangible assets	$1,147,900

For spectrum licenses, given the recency of acquisition in a competitive auction fair value was assumed to be equal to book value. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. For the right of way asset, given the recency of the agreement execution at market, fair value was assumed to be equal to book value. The fair value of the IPv4 addresses was determined using a “market approach,” based on observable recent auction prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets. The fair value of the customer relationships intangible was determined using an “income approach,” specifically a multi-period excess earnings approach. The fair value of the trademarks and trade names was determined using an “income approach,” specifically the relief-from-royalty method.

E.	Represents the net fair value adjustment of $137.7 million to Windstream’s debt assumed in connection with the application of the acquisition method of accounting. This includes the elimination of historical Windstream's unamortized debt issuance costs, premium and discount balances associated with the assumed Windstream debt. This includes adjustments to long-term debt and unamortized debt issuance costs capitalized in assets.

Preliminary assumed debt consists of the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes issued as part of the Windstream Refinancing Transaction, further described in Note 5. The fair value of assumed debt is $2.8 billion. The fair value of the debt assumed was measured based on either observed market prices in an inactive market or based on current market interest rates applicable to the related debt instrument.

F.	Represents the adjustment of $1.0 million to Windstream’s operating right-of-use assets in connection with the application of the acquisition method of accounting.

Preliminary assumed right-of-use assets were measured at an amount equal to the lease liability, adjusted by $1.0 million for favorable or unfavorable terms of the lease when compared with market terms. In determining the fair value of leased real property, the income approach was performed on material leasehold intangibles to assess above/below market leasehold value.

G.	Represents the elimination of $97.3 million of Windstream’s historical deferred commissions and deferred costs to fulfill in connection with the application of the acquisition method of accounting.

H.	Represents the preliminary estimate of goodwill of $1,127.1 million. The adjustment to goodwill reflects the excess of consideration transferred, as discussed in Note 2B, over the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. The preliminary estimate of goodwill is directly affected by the related pro forma adjustments discussed in Note 2C – 2G, 2I – 2K.

I.	Represents the deferred tax impact of $142.7million associated with the adjustments to Windstream assumed net assets including incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of Windstream net assets. Deferred taxes are determined using a blended statutory tax rate based on jurisdictions where income is generated. The effective tax rate of the combined company following the Transactions could be significantly different depending on post-acquisition activities, including the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value on the date of Closing.

J.	Represents the elimination of $737.9 million of Windstream’s historical equity balances, adjusted for $40.3 million related to Windstream’s estimated to-be incurred transaction costs, as discussed in Note 2A above.

K.	Represents the adjustment of $19.8 million to recognize the liability related to Windstream transaction bonus.

Note 3. Adjustments to Uniti Historical Financial Information

Uniti has previously presented unclassified financial information and New Uniti will present classified financial information. Therefore, reclassification adjustments are made below to reclassify Uniti balances in a classified format. In addition, other reclassification adjustments to disaggregate certain financial statement line items are made to conform with the expected New Uniti presentation. These reclassifications have no effect on previously reported total assets, total liabilities and total shareholders’ deficit.

Presented below are the adjustments made to Uniti’s balance sheet as of June 30, 2025 in order to conform with the expected New Uniti presentation:

(in thousands, except par value)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
ASSETS
Property, plant and equipment, net	$4,366,790	$-		$4,366,790
Cash and cash equivalents	240,727	-		240,727
Restricted cash and cash equivalents	57,866	-		57,866
Accounts receivable, net	40,677	-		40,677
Goodwill	157,380	-		157,380
Intangible assets, net	260,563	-		260,563
Straight-line revenue receivable	114,609	(13,469)	3A	101,140
Current portion of straight-line revenue receivable		13,469	3A	13,469
Operating lease right-of-use assets, net	127,938	-		127,938
Other assets, net	40,396	(23,881)	3B	16,515
Other current assets	-	4,848	3B	4,848
Prepaid expenses	-	19,033	3B	19,033
Deferred income tax assets, net	136,585	-		136,585
Total Assets	$5,543,531	$-		$5,543,531
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable, accrued expenses and other liabilities, net	$88,302	$(88,302)	3C	$-
Accounts payable	-	10,385	3C	10,385
Accrued taxes	-	11,462	3C	11,462
Other current liabilities	-	39,966	3C	67,856
		2	3G
		24,215	3H
		3,673	3J
Other liabilities	-	19,671	3F	186,516
		140,356	3I
		26,489	3C
Settlement payable	24,215	(24,215)	3H	-
Intangible liabilities, net	140,356	(140,356)	3I	-
Accrued interest payable	133,226	-		133,226
Deferred revenue	1,430,722	(1,346,843)	3D	83,879
Long-term deferred revenue	-	1,346,843	3D	1,346,843
Dividends payable	2	(2)	3G	-
Operating lease liabilities	82,601	(11,387)	3E	71,214
Current portion of operating lease liabilities	-	11,387	3E	11,387
Finance lease obligations	23,344	(3,673)	3J	-
		(19,671)	3F
Notes and other debt, net	6,064,751	-		6,064,751
Total Liabilities	7,987,519	-		7,987,519
Shareholders' Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-	-		-
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 238,568 shares at June 30, 2025	24	-		24
Additional paid-in capital	1,241,569	-		1,241,569
Accumulated other comprehensive loss	(167)	-		(167)
Distributions in excess of accumulated earnings	(3,685,664)	-		(3,685,664)
Total Uniti shareholders' deficit	(2,444,238)	-		(2,444,238)
Noncontrolling interests:
Operating partnership units	-	-		-
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250	-		250
Total Shareholders' Deficit	(2,443,988)	-		(2,443,988)
Total Liabilities and Shareholders' Deficit	$5,543,531	$-		$5,543,531

Presented below is Uniti’s historical, as reclassified, balance sheet as of June 30, 2025 reordered to conform with the expected New Uniti presentation:

(in thousands, except par value)	Uniti (Historical, as Reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$240,727
Restricted cash and cash equivalents	57,866
Accounts receivable, net	40,677
Prepaid expenses	19,033
Current portion of straight-line revenue receivable	13,469
Other current assets	4,848
Total current assets	376,620
Property, plant and equipment, net	4,366,790
Intangible assets, net	260,563
Goodwill	157,380
Operating lease right-of-use assets, net	127,938
Straight-line revenue receivable	101,140
Other assets, net	16,515
Deferred income tax assets, net	136,585
Total Assets	$5,543,531
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$10,385
Accrued taxes payable	11,462
Accrued interest payable	133,226
Operating lease liabilities, current	11,387
Deferred revenue, current	83,879
Other current liabilities	67,856
Total current liabilities	318,195
Deferred revenue, non-current	1,346,843
Operating lease liabilities, non-current	71,214
Notes and other debt, net	6,064,751
Other liabilities	186,516
Total Liabilities	7,987,519
Shareholders' Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	-
Common stock $0.0001 par value, 500,000 shares authorized, issued, and outstanding: 238,568 shares at June 30, 2025	24
Additional paid-in capital	1,241,569
Accumulated other comprehensive loss	(167)
Distributions in excess of accumulated earnings	(3,685,664)
Total Uniti shareholders' deficit	(2,444,238)
Noncontrolling interests:
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250
Total Shareholders' Deficit	(2,443,988)
Total Liabilities and Shareholders' Deficit	$5,543,531

The adjustments below are made to reclassify Uniti income statement balances to align with the expected presentation of New Uniti. These reclassifications have no effect on previously reported total revenue, total costs and expenses, or net income attributable to common shares.

Presented below are the reclassification adjustments made to Uniti’s income statement for the six months ended June 30, 2025:

(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$445,927	$(445,927)	3AA	$-
Uniti Fiber (Rentals)	29,151	(29,151)	3AA	-
Uniti Leasing (Service)	2,919	(2,919)	3AA	-
Uniti Fiber (Service)	116,644	(108,620)	3AA	-
		(8,024)	3BB
Service and other revenues	-	586,617	3AA	586,617
Sales revenues	-	8,024	3BB	8,024
Total revenue	594,641	-		594,641
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	-	62,312	3CC	62,312
Cost of sales	-	4,834	3CC	4,834
Operating expense (exclusive of depreciation and amortization)	67,146	(67,146)	3CC	-
General and administrative expense	56,147	-		56,147
Depreciation and amortization	159,346	-		159,346
Transaction related and other costs	21,309	-		21,309
Total operating expenses	303,948	-		303,948
Operating (loss) income	290,693	-		290,693
Interest expense, net	(298,771)	40,458	3EE	(258,313)
Loss on extinguishment of debt	-	(40,458)	3EE	(40,458)
Other (expense) income, net	(1,127)	-		(1,127)
(Loss) income before income taxes	(9,205)	-		(9,205)
Income tax (benefit) expense	(10,696)	-		(10,696)
Net (loss) income	1,491	-		1,491
Net (loss) income attributable to noncontrolling interests	-	-		-
Net (loss) income attributable to shareholders	1,491	-		1,491
Participating securities' share in earnings	(335)	-		(335)
Dividends declared on convertible preferred stock	(10)	-		(10)
Net (loss) income attributable to common shares	$1,146	$-		$1,146

Presented below are the reclassification adjustments made to Uniti’s income statement for the year ended December 31, 2024:

(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$873,964	$(873,964)	3AA	$-
Uniti Fiber (Rentals)	55,244	(55,244)	3AA	-
Uniti Leasing (Service)	6,526	(6,526)	3AA	-
Uniti Fiber (Service)	231,193	(220,837)	3AA	-
		(10,356)	3BB
Service and other revenues	-	1,156,571	3AA	1,156,571
Sales revenues	-	10,356	3BB	10,356
Total revenue	1,166,927	-		1,166,927
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	-	131,481	3CC	131,481
Cost of sales	-	8,896	3CC	8,896
Operating expense (exclusive of depreciation and amortization)	140,377	(140,377)	3CC	-
General and administrative expense	105,019	-		105,019
Depreciation and amortization	314,810	-		314,810
Transaction related and other costs	38,734	-		38,734
Gain on sale of real estate	(18,953)	18,953	3DD	-
Net (gain) loss on sale of operating assets	-	(18,953)	3DD	(18,953)
Total operating expenses	579,987	-		579,987
Operating (loss) income	586,940	-		586,940
Interest expense, net	(511,364)	-		(511,364)
Other (expense) income, net	301	-		301
(Loss) income before income taxes	75,877	-		75,877
Income tax (benefit) expense	(17,555)	-		(17,555)
Net (loss) income	93,432	-		93,432
Net (loss) income attributable to noncontrolling interests	26	-		26
Net (loss) income attributable to shareholders	93,406	-		93,406
Participating securities' share in earnings	(2,080)	-		(2,080)
Dividends declared on convertible preferred stock	(20)	-		(20)
Net (loss) income attributable to common shares	$91,306	$-		$91,306

Adjustments to Uniti’s Historical Balance Sheet

A.	Represents the reclassification of Uniti’s current portion of straight-line revenue receivable to Current portion of straight-line revenue receivable.

B.	Represents the reclassification of Uniti’s current portion of other assets from Other assets, net to Other current assets and Prepaid expenses.

C.	Represents the reclassification of Uniti’s Accounts payable, accrued expenses and other liabilities, net to Accounts payable, Accrued taxes, Other current liabilities, and Other liabilities.

D.	Represents the reclassification of Uniti’s noncurrent portion of deferred revenue from Deferred revenue to Long-term deferred revenue.

E.	Represents the reclassification of Uniti’s current portion of operating lease liabilities from Operating lease liabilities to Current portion of operating lease liabilities.

F.	Represents the reclassification of Uniti’s non-current portion of finance lease obligations from Finance lease obligations to Other liabilities.

G.	Represents the reclassification of Uniti’s dividend payable liability from Dividends payable to Other current liabilities.

H.	Represents the reclassification of Uniti’s settlement payable liability from Settlement payable to Other current liabilities.

I.	Represents the reclassification of Uniti’s intangible liabilities from Intangible liabilities, net to Other liabilities.

J.	Represents the reclassification of Uniti’s current portion of finance lease obligations from Finance lease obligations to Other current liabilities.

Adjustments to Uniti’s Historical Statements of (Loss) Income

AA.	Represents the reclassification of Uniti’s rental and service revenues from Uniti Leasing (Rentals), Uniti Fiber (Rentals), Uniti Leasing (Service) and Uniti Fiber (Service) to Service and other revenues.

BB.	Represents the reclassification of Uniti’s sales revenue from Uniti Fiber (Service) to Sales revenues.

CC.	Represents the reclassification of Uniti’s cost of services and other revenues and cost of sales from Operating expense to Cost of services and other revenues and Cost of sales.

DD.	Represents the reclassification of Uniti’s Gain on sale of real estate to Net (gain) loss on sale of operating assets.

EE.	Represents the reclassification of Uniti’s loss on extinguishment of debt from Interest expense, net to Loss on extinguishment of debt.

Note 4. Adjustments to Windstream Historical Balance Sheet

Windstream’s historical financial statements include certain historical balances related to pre-existing relationships with Uniti. As all historical pre-existing relationships between Uniti and Windstream are considered effectively settled and the related transactions and balances became intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Windstream balance sheet. These amounts do not represent assets or liabilities of New Uniti and thus have been eliminated from the historical Windstream balance sheet as they are not part of the identifiable assets acquired or liabilities assumed by Uniti.

Presented below are the adjustments made to Windstream’s balance sheet as of June 30, 2025 to present Windstream’s historical balances adjusted for the elimination of pre-existing relationship balances with Uniti:

(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$163,411	$-		$163,411
Restricted cash and cash equivalents	5,354	-		5,354
Accounts receivable, net	344,858	(1,188)	4B	343,294
		(376)	4C
Inventories	130,951	-		130,951
Prepaid expenses	145,629	(347)	4C	145,282
Other current assets	128,179	-		128,179
Total current assets	918,382	(1,911)		916,471
Property, plant and equipment, net	3,764,823	(395,567)	4A	3,356,499
		(12,757)	4B
Intangible assets, net	237,072	-		237,072
Operating lease right-of-use assets, net	3,084,370	(2,790,621)	4A	293,533
		(216)	4C
Other assets, net	95,063	(819)	4C	94,244
Total Assets	$8,099,710	$(3,201,891)		$4,897,819
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$141,254	$(361)	4B	$137,879
		(3,014)	4C
Accrued taxes	49,747	-		49,747
Advance payments	135,107	(3,218)	4B	131,889
Accrued interest payable	45,568	-		45,568
Current portion of operating lease liabilities	598,741	(507,030)	4A	91,762
		51	4C
Other current liabilities	298,723	(196)	4B	298,527
Total current liabilities	1,269,140	(513,768)		755,372
Deferred income taxes	157,363	-		157,363
Operating lease liabilities	2,807,920	(2,602,613)	4A	205,472
		165	4C
Notes and other debt, net	2,673,410	-		2,673,410
Other liabilities	361,544	(33,451)	4B	328,093
Total Liabilities	7,269,377	(3,149,667)		4,119,710
Shareholders' Equity:
Common units	1,464,318	-		1,464,318
Additional paid-in capital	6,828	-		6,828
Accumulated other comprehensive income/(loss)	6,676	-		6,676
Accumulated deficit	(647,489)	(52,224)	4D	(699,713)
Total Shareholders’ Equity	830,333	(52,224)		778,109
Total Liabilities and Shareholders' Equity	$8,099,710	$(3,201,891)		$4,897,819

Adjustments to Windstream’s Historical Financial Information

A.	Represents the elimination of the pre-existing relationship related to the Windstream Leases.

The adjustment to PP&E relates to elimination of TCI assets that both Uniti and Windstream historically capitalized as fixed assets.

B.	Represents the elimination of the pre-existing relationship related to the Asset Purchase Agreement. The adjustment to PP&E relates to assets from other leasing arrangements where Uniti is the lessor and Windstream is the lessee. Windstream historically classified these arrangements as finance leases, whereas Uniti historically concluded these arrangements as operating leases. As such, both companies recorded these assets in their respective PP&E balances based on their historical accounting assessment.

C.	Represents the elimination of the pre-existing relationship related to other immaterial agreements between Uniti and Windstream.

D.	Represents the net impact to accumulated deficit related to the elimination of pre-existing relationships between Uniti and Windstream in Note 4A, Note 4B, and Note 4C above.

Note 5. Windstream Refinancing Transactions

As described above, Windstream has completed the Windstream Refinancing Transactions. The pro forma adjustments representing the Windstream Refinancing Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited pro forma adjustments may be revised as additional information becomes available and is evaluated, and accordingly may differ significantly from the pro forma amounts reflected herein. For more information on the Windstream Refinancing Transactions, see the Debt footnote in Windstream’s audited consolidated financial statements as of and for the year ended December 31, 2024.

The following adjustments were made to the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

AA.	Reflects estimated interest expense on the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes issued as part of the Windstream Refinancing Transactions, including the amortization of debt issuance costs, premium, and discount. The estimated interest expense on the Initial Windstream 2031 Notes and the Additional Windstream 2031 Notes is based on the stated interest rate of 8.25%. The interest rate for the Windstream 2024 Term Loan assumed for the purposes of preparing this pro forma financial information is 9.71%, which represents the adjusted term SOFR rate as of the debt issuance date, October 4, 2024, plus 4.75%. As the rate for the Windstream 2024 Term Loan is variable rate, a change of 12.5 basis points to the interest rate would change interest expense by approximately +/- $0.6 million for the year ended December 31, 2024.

Additionally, this adjustment reflects the elimination of historical interest expense on the Windstream Existing Term Loans and Windstream 2028 Notes that were repaid as part of the Windstream Refinancing Transactions. The adjustment for interest expense is as follows:

In thousands	For the year ended December 31, 2024
Reflects the removal of historical interest expense related to the repayment of the Windstream Existing Term Loans and Windstream 2028 Notes	$258,253
Reflects the interest expense related to the issuance of the Initial Windstream 2031 Notes, the 2024 Term Loan and the Additional Windstream 2031 Notes	(228,423)
Net adjustment to interest expense	$29,830

Note 6. Accounting Policies and Reclassifications

As part of the preparation of these unaudited pro forma condensed combined financial statements, Uniti’s management performed a preliminary accounting policy comparison between Uniti and Windstream, and no material differences in policies were noted. As of the date of this filing, New Uniti’s management’s comprehensive review of Uniti and Windstream’s accounting policies has not been finalized. As a result of the review, New Uniti’s management may identify additional differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Uniti.

As part of the preparation of these unaudited pro forma condensed combined financial statements, the following reclassification was made to align Windstream’s financial statement presentation to New Uniti’s expected financial statement presentation:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents the reclassification of Windstream’s deferred revenue from Advance payments and Other liabilities to Deferred revenue and Long-term deferred revenue, respectively.

Note 7. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:

A.	Represents the settlement and extinguishment of noncontrolling interest preferred stock as part of the Pre-Closing Uniti Restructuring.

B.	Represents an adjustment to record Uniti’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

C.	Represents the exchange of Uniti Common Stock for New Uniti Common Stock and cash paid to Uniti shareholders to settle fractional shares of New Uniti Common Stock.

D.	Represents tax impact of New Uniti no longer qualifying as a REIT upon the Closing. The tax impact is expected to result in the recognition of incremental accrued taxes of $9.6 million.

E.	Represents the tax impact of the favorable IRS Ruling Request on the Uniti Post-Closing Restructuring, as described in Note 1 above. The tax impact of the Uniti Post-Closing Restructuring is expected to result in the recognition of a net deferred tax asset of $160.7 million related to a step up in the tax basis of certain assets of Uniti, comprised of a gross deferred tax asset of $600.7 million net of valuation allowance of $440.0 million. Per the requirements set forth in ASC 740-10-45-6, all deferred tax liabilities and assets, as well as the related valuation allowance, have been offset and presented as a single noncurrent amount.

F.	Represents netting adjustments to deferred tax asset and deferred tax liability based on a net deferred tax liability position for New Uniti.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The pro forma adjustments included in the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024 are as follows:

AA.	Represents the adjustment to remove allocation of historical net income attributed to noncontrolling interest and to remove dividends declared on Uniti’s historical convertible preferred stock as part of the Pre-Closing Uniti Restructuring, as described in Note 7A above.

BB.	Represents the total estimated to-be incurred transaction costs for Uniti to be recognized in the statement of income for the year ended December 31, 2024, as discussed in Note 7B above. This is a non-recurring item.

CC.	Represents an adjustment to depreciation expense related to property, plant and equipment acquired, as described in Note 2C above, based on the estimated useful lives.

As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual depreciation expense may differ significantly from the pro forma amounts reflected herein.

The adjustment for depreciation expense is as follows:

In thousands	For the six months ended June 30, 2025	For the year ended December 31, 2024
Reflects the removal of Windstream’s historical depreciation expense	$(361,106)	$(758,691)
Reflects the depreciation expense of acquired property, plant, and equipment	208,076	416,678
Net adjustment to depreciation expense	$(153,030)	$(342,013)

DD.	Represents an adjustment to amortization expense related to intangible assets acquired, as described in Note 2D above, based on the estimated useful lives.

As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual amortization expense may differ significantly from the pro forma amounts reflected herein.

The adjustment for amortization expense is as follows:

In thousands	For the six months ended June 30, 2025	For the year ended December 31, 2024
Reflects the removal of Windstream’s historical amortization expense	$(8,826)	$(42,987)
Reflects the amortization expense of acquired intangible assets	85,361	170,722
Net adjustment to amortization expense	$76,535	$127,735

EE.	Represents an adjustment to interest expense recorded to amortize the fair value adjustment to assumed debt, as described in Note 2E above, over the remaining life of the debt instruments.

FF.	Represents an adjustment to operating lease expense as a result of the adjustment to assumed right-of-use asset, as described in Note 2F above.

GG.	Represents the reversal of historical amortization expense related to the elimination of deferred commission and deferred costs to fulfill, as discussed in Note 2G above, which do not qualify for separate asset recognition by Uniti. The fair value of the customer relationship asset and related amortization expense contemplate the value of the acquired contracts, as described in Note 2G and Note 6DD above, respectively.

HH.	Represents the recognition of stock-based compensation expense related to the Uniti Special Restricted Stock Awards issued as part of the Special Equity Grants. The fair value of Uniti Special Restricted Stock Awards is estimated using the Uniti Common Stock price as of the grant date.

II.	Represents the allocation of net income attributable to participating securities. Uniti Restricted Stock Awards are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as Uniti Common Stock.

JJ.	Represents the dividends accumulated plus accretion of the carrying value on New Uniti Preferred Stock, in accordance with the underlying terms.

KK.	Represents the income statement impact to tax from the adjustments. A blended statutory tax rate of 25% was utilized for all adjustments. The blended statutory tax rate is based on the jurisdictions in which the assets are located and is not necessarily indicative of the effective tax rate of New Uniti following the Transactions, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

LL.	Represents tax impact of New Uniti no longer qualifying as a REIT upon the Closing. The tax impact is expected to result in the recognition of an incremental net income tax expense of $7.4 million for the six months ended June 30, 2025 and an incremental net income tax benefit of $362.0 million for the year ended December 31, 2024, of which $398.8 million of the tax benefit is non-recurring.

MM.	Represents the impact to income tax (benefit) expense related to the favorable IRS Ruling Request on the Uniti Post-Closing Restructuring, as discussed in Note 7E above. The tax impact of the Uniti Post-Closing Restructuring is expected to result in the recognition of an incremental income tax benefit of $160.7 million for the year ended December 31, 2024. This is a non-recurring item.

Note 8. Settlement of Pre-Existing Relationships Adjustments

As discussed in Note 1, prior to the Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the Asset Purchase Agreement, (iii) the 2020 Settlement Agreement, and (iv) various other leasing and supplier arrangements between Uniti and Windstream.

The Transactions in effect settles the pre-existing relationships between Uniti and Windstream. In accordance with ASC 805, Uniti would recognize a gain or loss, measured as the lower of the amount by which the contract is favorable or unfavorable from the perspective of Uniti or the amount of the stated settlement provisions, offset by any previously recognized amounts.

The settlement amounts and related gain or loss for the effective settlement of pre-existing relationships between Uniti and Windstream as of June 30, 2025 are as follows:

in thousands	Effective settlement (4)	Uniti’s Previously recognized net assets (liabilities)	Net gain (loss) (5)
Windstream Leases (1)	$569,000	$(998,287)	$1,567,287
Asset Purchase Agreement (2)	(60,000)	(126,568)	66,568
2020 Settlement Agreement (3)	(24,215)	(24,215)	-
Other leasing and supplier agreements (3)	218	218	-
Total	$485,003	$(1,148,852)	$1,633,855

(1)	The Windstream Leases have no stated settlement terms, and the contracts are not cancelable. The settlement for the Windstream Leases is measured at the amount by which the contract is favorable from the perspective of Uniti.

(2)	The settlement for the Asset Purchase Agreement is measured at the amount by which the contract is unfavorable from the perspective of Uniti based on the estimated remaining value of the upfront payment of the indefeasible right of use contract.

(3)	The 2020 Settlement Agreement and other leasing and supplier agreements were assessed to be at-market and the estimated settlement amounts were determined to be materially consistent with the previously recorded amounts.

(4)	Represents the amounts related to the effective settlement of pre-existing relationships, which are not part of the merger consideration transferred for Windstream. For the purposes of preparing the pro forma financial information, it is assumed that the corresponding impact of the effective settlement of pre-existing relationships is reflected in goodwill.

(5)	The net gain is reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2024. This is a non-recurring item.

Uniti’s previously recognized amounts related to the pre-existing relationship balances with Windstream is $1,148.9 million. Presented below are adjustments to eliminate the previously recognized amounts from the respective financial statement line items on Uniti’s historical balance sheet as of June 30, 2025:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Accounts receivable, net	$-	$(3,060)	$-	$(1,318)	$(4,378)
Other current assets	(13,451)	-	-	(7)	(13,458)
Operating lease right-of-use assets, net	-	(9,862)	-	(15,664)	(25,525)
Other assets, net	(87,528)	-	-	(1,058)	(88,586)
Total Assets	(100,979)	(12,922)	-	(18,046)	(131,947)
Accounts payable	-	(1,756)	-	(495)	(2,251)
Current portion of operating lease liabilities	-	-	-	(366)	(366)
Deferred revenue	(56,284)	(1,966)	-	(610)	(58,860)
Other current liabilities	-	(1,568)	-	(39)	(1,607)
Long-term deferred revenue	(1,042,982)	-	-	(5,493)	(1,048,475)
Intangible liability	-	(134,200)	-	-	(134,200)
Settlement payable	-	-	(24,215)	-	(24,215)
Operating lease liability	-	-	-	(10,825)	(10,825)
Total Liabilities	(1,099,266)	(139,490)	(24,215)	(17,828)	(1,280,799)
Net assets (liabilities)	$(998,287)	$(126,568)	$(24,215)	$218	$(1,148,852)

Note 9. Elimination of Intercompany Transactions on the Unaudited Pro Forma Condensed Combined Statements of Income

The adjustments in Note 9 represent the elimination of intercompany transactions between Uniti and Windstream on the unaudited pro forma condensed statements of income. As all historical pre-existing relationships between Uniti and Windstream are considered effectively settled and the related transactions and balances became intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Uniti and Windstream financial statements. Due to the differences in Uniti’s and Windstream’s historical accounting treatment for the pre-existing relationship transactions, the elimination of these transactions do not balance. The differences are primarily driven by Uniti and Windstream historical accounting for the 2020 Settlement Agreement and the tenant funded capital improvements (“TCIs”). Regarding the 2020 Settlement Agreement, Uniti recognized litigation expense in 2020 representing the present value of the settlement payments required under the 2020 Settlement Agreement and historically recognized accretion of the settlement payments as interest expense, while Windstream recognized the payments due from Uniti related to the 2020 Settlement Agreement at the date of lease modification as a reduction to Windstream’s operating lease liability, which historically has affected the straight-line lease expense recognized for the Windstream Leases. Regarding the TCIs, Uniti historically recognized the cost basis of TCIs that are capital in nature as both property, plant and equipment and deferred revenue, while Windstream historically accounts for TCIs as leasehold improvements that are capitalized to fixed assets and depreciated over the shorter of the initial lease term or the useful life of the asset. In addition to the two factors mentioned above which were the primary drivers of the differences in Uniti and Windstream’s pre-existing relationship balances, Uniti recognized below-market lease intangible liabilities as part of the Asset Purchase Agreement in 2020 and historically has amortized those liabilities into revenue over the lease term with Windstream. Further, Windstream historically recognized differences in the amount of growth capital improvements (“GCIs”) reimbursements from Uniti and the carrying value of the TCIs as gains. Uniti and Windstream separately evaluated and concluded on the accounting for these matters based on their independent assessment of the facts and judgements. The accounting guidance does not require entities to recognize transactions in the same manner with corresponding balancing entries as its counterparties. Accordingly, the elimination of the intercompany adjustments between the two entities reflected in the unaudited pro forma condensed combined financial information do not balance.

Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the six months ended June 30, 2025 related to the pre-existing relationship balances with Uniti and Windstream:

in thousands	Uniti		Windstream		Total
Service and other revenues	$(414,095)	9A	$(2,964)	9F	$(417,059)
Cost of services and other revenues	(3,271)	9B	(355,829)	9G	(359,100)
Interest expense, net	1,440	9C	1,646	9H	3,086
Net gain on asset retirement and dispositions	-	9D	-	9J	-
Income tax expense, net (1)	(102,346)	9E	88,628	9I	(13,718)

(1)	Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 7KK.

Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Uniti and Windstream:

in thousands	Uniti		Windstream		Total
Service and other revenues	$(817,951)	9AA	$(7,211)	9FF	$(825,162)
Cost of services and other revenues	(8,784)	9BB	(696,893)	9GG	(705,677)
Interest expense, net	6,224	9CC	3,320	9HH	9,544
Net gain on asset retirement and dispositions	-	9DD	41,603	9II	41,603
Income tax expense, net (2)	(200,736)	9EE	162,850	9JJ	(37,886)

(2)	Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 7KK.

Elimination of Uniti Intercompany Transactions

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the six months ended June 30, 2025 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(405,530)	$(5,948)	$-	$(2,617)	$(414,095)	9A
Cost of services and other revenues	-	-	-	(3,271)	(3,271)	9B
Interest expense, net	-	-	1,440	-	1,440	9C

Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(797,377)	$(13,630)	$-	$(6,944)	$(817,951)	9AA
Cost of services and other revenues	-	-	-	(8,784)	(8,784)	9BB
Interest expense, net	-	-	6,224	-	6,224	9CC

Elimination of Windstream Intercompany Transactions

Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the six months ended June 30, 2025 related to the pre-existing relationship balances with Uniti:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$-	$-	$-	$(2,964)	$(2,964)	9F
Cost of services and other revenues	(354,933)	(15)	-	(881)	(355,829)	9G
Net gain on asset retirement and dispositions	-	-	-	-	-
Interest expense, net	-	1,646	-	-	1,646	9H

Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the year ended December 31, 2024 related to the pre-existing relationship balances with Uniti:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$-	$(1,081)	$-	$(6,130)	$(7,211)	9FF
Cost of services and other revenues	(696,257)	(262)	-	(374)	(696,893)	9GG
Net gain on asset retirement and dispositions	41,603	-	-	-	41,603	9II
Interest expense, net	-	3,320	-	-	3,320	9HH

Note 10. Financing Adjustments

As described above, on May 17, 2024, Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028 and used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility. Uniti used the liquidity from the offering to fund a portion of the Closing Cash Payment. In addition, Uniti funded the remaining portion of the Closing Cash Payment by borrowing on its Revolving Credit Facility in the amount of $318.0 million on July 29, 2025. The following financing adjustments were made to the unaudited pro forma condensed combined financial statements:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

A.	Represents proceeds from Uniti’s draw of $318.0 million on its Revolving Credit Facility due 2027 to fund the remaining portion of the Closing Cash Payment.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

AA.	Represents estimated interest expense on Uniti’s $318.0 million draw on the Revolving Credit facility due 2027, based on the stated all in rate of 8.71%.

BB.	Represents estimated interest expense on Uniti’s $300.0 million new secured notes due 2028, based on the stated interest rate of 10.5%, including the amortization of debt issuance costs and premium.

Note 11. Earnings (Loss) per Share

A.	As a result of the Merger, each issued and outstanding share of Uniti Common Stock was converted into a number of shares of New Uniti Common Stock equal to the Exchange Ratio, which is calculated to be approximately 0.6029 as of the Closing, August 1, 2025. Accordingly, each outstanding share of Uniti Common Stock at the Effective Time was converted into approximately 0.6029 shares of New Uniti Common Stock, resulting in a reverse stock split to Uniti shareholders.

The table below gives pro forma effect of this reverse stock split to Uniti’s historical earnings (loss) per share (“EPS”) information by retroactively applying the Exchange Ratio to Uniti’s historical weighted average shares outstanding:

in thousands, except per share data
Numerator:	For the six months ended June 30, 2025	For the year ended December 31, 2024
Historical Uniti net income (loss) attributable to common shares	$1,146	$91,306
Denominator:
Historical Uniti weighted average shares outstanding	238,318	237,306
Exchange Ratio*	0.6029	0.6029
Pro forma Uniti weighted average shares outstanding (converted to New Uniti Common Stock)	143,682	143,072
Basic	$0.01	$0.64
Diluted	$0.01	$0.64

* The Exchange Ratio, as defined in the Merger Agreement, is calculated as of the Closing, August 1, 2025.

B.	Represents pro forma EPS calculated using the Uniti historical weighted average shares outstanding and the issuance of additional shares in connection with the Transactions. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger and other Transactions have been outstanding for the entire periods presented.

in thousands, except per share data
Basic - Numerator:	For the six months ended June 30, 2025 (7)	For the year ended December 31, 2024
Pro forma net (loss) income attributable to common shares	$(84,739)	$1,585,714
Basic - Denominator:
Historical Uniti weighted average shares outstanding (basic) (converted to New Uniti Common Stock) (1)	143,682	143,072
Shares of New Uniti Common Stock to be issued to Windstream equityholders	90,133	90,133
New Uniti Warrants to be issued per the Merger Agreement (2)	17,558	17,558
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	1,272	325
Total	252,645	251,088
Diluted - Numerator:
Pro forma net (loss) income attributable to common shares	$(84,739)	$1,585,714
Plus: adjustment for participating securities' share in earnings (6)	-	7,801
Plus: adjustment for New Uniti Preferred Stock dividends (5)	-	61,540
Plus: adjustment for assumed conversion of historical Uniti 2027 convertible notes and exchangeable notes (4)	-	19,369
Total	$(84,739)	$1,674,424
Diluted - Denominator: (3)
Historical Uniti weighted average shares outstanding (diluted) (converted to New Uniti Common Stock) (1)(4)	143,682	172,026
Shares of New Uniti Common Stock to be issued to Windstream equityholders	90,133	90,133
New Uniti Warrants to be issued per the Merger Agreement	17,558	17,558
Additional shares from assumed conversion of New Uniti Preferred Stock to be issued per the Merger Agreement (converted to New Uniti Common Stock)	-	70,639
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	1,272	325
Total	252,645	350,681
Pro forma net (loss) income per share attributable to common stock:
Basic	$(0.34)	$6.32
Diluted (5)	$(0.34)	$4.77

(1)	Historical Uniti weighted average shares outstanding are converted into New Uniti Common Stock by applying the Exchange Ratio. Refer to Note 11A for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

(2)	In accordance with ASC Topic 260, Earnings Per Share, shares issuable for little to no consideration should be included in the number of outstanding shares used for basic EPS. The New Uniti Warrants, which are considered participating securities, are penny warrants and therefore are included in the denominator of basic EPS.

(3)	To determine the dilutive impact, Uniti applied the if-converted method for Uniti’s historical exchangeable notes and 2027 convertible notes and the New Uniti Preferred Stock, and applied the two-class method for the participating Uniti Special Restricted Stock Awards as it was more dilutive than the treasury stock method.

(4)	For the year ended December 31, 2024, the historical Uniti weighted average shares outstanding was further adjusted to include the dilutive effect of Uniti’s historical exchangeable notes and 2027 convertible notes. The potential common shares related to Uniti’s historical exchangeable notes and 2027 convertible notes were historically excluded from the computation of earnings per share as their effect would have been antidilutive. For the six months ended June 30, 2025, the effect of Uniti’s historical exchangeable notes and 2027 convertible notes was excluded from the computation of diluted EPS as the effect would have been anti-dilutive.

(5)	For the six months ended June 30, 2025, New Uniti Preferred Stock to be issued per the Merger Agreement, which is redeemable for New Uniti Common Stock, was excluded in the computation of diluted EPS as the effect would have been anti-dilutive.

(6)	For the six months ended June 30, 2025, dilutive impact of the Restricted Stock Awards are excluded as the Company is in a net loss position and these awards do not participate in losses.